Exhibit 10.1

Agreement for the Purchase and Sale of Convertible Debt and Common Stock Warrants
August 9, 2016

This binding agreement (“Agreement”) sets forth the terms and conditions pursuant to which each Investor party hereto shall purchase, and Fibrocell Science, Inc. (the “Company”) shall sell, Convertible Debt and Common Stock Warrants of the Company. Each Investor’s binding investment amount is specified below and represents an individual obligation of such Investor and is not subject to any individual or aggregate minimum investment amount by other Investors.

FINANCING TERMS

Borrower	The Company

Investors
The parties listed on Schedule A and such other parties that execute this Agreement from time to time after the date hereof (collectively, the “Investors”), subject to a maximum aggregate original principal amount of Notes equal to $25 million. It is agreed that this Agreement may be executed in one or more counterparts, each with independent legal significance. Notwithstanding anything to the contrary contained herein, the commitment of each Investor shall be several and not joint and limited to the amount set forth opposite such Investor’s name on Schedule A or, after the date hereof, such Investor’s counterpart signature page hereto.

Securities Offered	Convertible Debt as evidenced through a Note. Each dollar of investment will entitle the Investor to $1 of original principal amount of the Note and the Warrant Coverage specified below.

Convertible Debt
10-year, 4% interest, promissory note. Each Investor’s Note shall be convertible, at any time and from time to time, at the election of such Investor, into shares of Company Common Stock at the Applicable Note Conversion Price. Additionally, each Investor will have a Put Right to require the Company to repay the unpaid principal and accrued and unpaid interest of the Investor’s Note on or after the fifth anniversary of the Closing Date.

Warrants	Each Investor will receive a five-year warrant to purchase the number of shares of Company Common Stock specified below at a per share purchase price equal to the Applicable Warrant Exercise Price.

Amount to be Raised	Up to $25 million but not subject to any minimum individual or aggregate investment amount.

Closing Date	As soon as reasonably possible after the date hereof upon completion of definitive documentation customary for financing transactions of this nature.

Documents
The terms specified in this Agreement shall be further reflected in a: (1) Convertible Promissory Note, (2) Common Stock Warrant and (3) a Registration Rights Agreement. In addition, the definitive documentation governing the Convertible Debt and the Warrants will include customary limitations on conversion of the Convertible Debt, exercise of the Warrant and payment of any accrued interest using shares of Company Common Stock, in each case, intended to enable the Investor to avoid being deemed a beneficial owner of 5% or more of the Company Common Stock (the “Applicable Cap”).

Registration Rights
Pursuant to the Registration Rights Agreement, (i) the Company shall, promptly following the request of any Investor, file a shelf registration statement on Form S-3 (or, if not available, Form S-1) with respect to any shares of Company Common Stock issuable upon conversion of the Investor’s Notes or exercise of the Investor’s Warrants (and any other shares held by the Investor) and (ii) the Investors (other than, in the case of demand rights, any Investors who may freely sell their shares of Company Common Stock under Rule 144) shall be entitled to customary demand and piggyback registration rights and shall be entitled to select the underwriter in the case of any underwritten demand offering initiated by the Investors. In no circumstance shall the Investors be required to sign a lock-up agreement other than a six-month lock-up agreement in connection with participation in an underwritten offering.

Use of Proceeds	The net proceeds from the Notes will be used for the continued pre-clinical and clinical development of the Company’s product candidates and for other general corporate purposes.

Confidentiality
The Company agrees that this Agreement is for its confidential use only and neither the fact that the undersigned has delivered this Agreement nor the terms hereof will be disclosed by the Company or its affiliates to any person or entity other than its officers, directors, agents, attorneys, accountants, advisors, representatives, consultants and employees (collectively, “Representatives”) and other potential investors, and then, in each case, only on a confidential and “need to know” basis in connection with the financing contemplated herein; provided, however, that the Company may disclose the existence and the terms hereof to the extent required, in the opinion of its counsel, by applicable law, legal or regulatory process or stock exchange rule. The Company will be responsible for any disclosure by it and its Representatives in violation of this paragraph. The Company shall not disclose the names of the Investors except as required, in the opinion of its counsel, by law, legal or regulatory process, stock exchange rule or with such Investor’s prior written consent.

Governing Law	New York.

Indemnification; Expenses
The Company agrees to indemnify and hold harmless the undersigned and its affiliates, and all of their respective officers, directors, agents, advisors, representatives, consultants and employees, from and against all losses, liabilities, expenses (including, without limitation, reasonable fees and disbursements of outside counsel), claims and damages arising from or relating to claims of third parties against them by reason of this financing, their participation therein and their execution, delivery and performance under the documents relating thereto (including this Agreement).

All reasonable out-of-pocket expenses of the Lead Investor and the fees and documented disbursements of the Lead Investor’s counsel incurred in relation to the drafting, negotiation and execution of this Agreement and the completion of the definitive documentation relating to the transactions contemplated hereby shall be the responsibility of and paid by the Company, up to a maximum aggregate amount of $250,000, with any out-of-pocket expenses in excess of such amount to be the responsibility of and paid by the Investors pro-rata based on their respective investment amounts. The Company and, if applicable, the Investors will reimburse the Lead Investor for any such reasonable fees and expenses promptly upon request therefor. All reasonable out-of-pocket expenses of the Lead Investor and the fees and documented disbursements of the Lead Investor’s counsel in relation to the preservation and enforcement of rights any amendment, waivers or consents relating to definitive documentation shall be the responsibility of and paid by the Company.

TERMS OF CONVERTIBLE PROMISSORY NOTES

Interest Rate
4% per annum. Interest shall be earned daily and compounded quarterly and, at the election of the Company at the beginning of each quarter, shall accrue or be paid in cash. If the Company elects to have interest accrue, such interest will not be added to the principal amount of the Note but such interest shall be subject to additional interest at the rate of 4% per annum, compounded quarterly, and shall be due and payable, upon the earliest of the conversion, exercise of the Put Right, or Company payoff of the Note. Notwithstanding anything contained herein to the contrary, if the Company elects for interest to accrue, then (i) the Company may elect to repay any such accrued and unpaid interest (and any interest thereon) in cash at any time and from time to time and (ii) the Investor may elect to have the Company repay any such accrued and unpaid interest (and any interest thereon) by delivering such number of shares of Company Common Stock equal to the (x) the amount to accrued and unpaid interest (including accrued interest thereon) to be repaid, divided by (y) the last closing bid price of a share of Company Common Stock as reported on the NASDAQ Capital Market at the time of such election, provided, that, (i) such share price is above the Applicable Conversion Price; (ii) if any Investor is subject to the Applicable Cap, and payment will not require the Investor to exceed such Applicable Cap and (iii) such payment will not cause any Investor to violate applicable law.

Upon an event of default, the base interest rate (excluding additional interest as described in the foregoing paragraph) shall be 12% per annum.

Maturity Date
The earlier of (i) ten (10) years from the Closing Date or (ii) one-hundred and eighty (180) days after the date on which FCX-007 is approved by the U.S. FDA for the treatment of recessive dystrophic epidermolysis bullosa (“FDA Approval”).

Covenants
Covenants of the Company prohibiting restricted payments, the incurrence of senior and pari passu debt, affiliate transactions (other than transactions with Intrexon approved by a majority of the disinterested members of the Company’s board of directors), and the incurrence of liens. Any waiver of such covenants shall require the approval of the holders representing at least two-thirds of the then outstanding aggregate principal amount of the Notes.

Put Right
Each Investor will have a Put Right to require the Company to repay all or any portion of the unpaid principal and accrued and unpaid interest from time to time on or after the fifth anniversary of the Closing Date. Such Put Right must be exercised by such Investor by delivering written notice to the Company no later than 180 days prior to such exercise date.

Conversion
All unpaid principal of the Note shall be convertible, at any time and from time-to-time, at the option of each Investor into such number of shares of Company Common Stock equal to the unpaid principal amount of the Note being converted divided by the greater of (x) $1.01, plus $0.12625 or (y) the last closing bid price of a share of Company common stock as reported on the NASDAQ Capital Market at the time of the Investor’s execution of a counterpart to this term sheet, plus $0.12625 (the “Applicable Conversion Price”). The Applicable Conversion Price is intended to be calculated to satisfy NASDAQ rules and regulations for the Notes and Warrants to be deemed to be issued “at the market” (i.e., not at a discount to market) on the date hereof. For purposes thereof, the Applicable Conversion Price is based on the last closing bid price of a share of Company Common Stock as reported on the NASDAQ Capital Market at the time of Investor’s execution of this Agreement or a counterpart hereto, plus $0.125 for every 100% of warrant coverage (or portion thereof).

Anti-Dilution
Structural anti-dilution (i.e., stock splits, stock dividends and distributions of cash or other assets to Company stockholders). For purposes of clarity there will not be anti-dilution protection for dilutive issuances of equity securities or securities convertible into equity.

Prepayment
The Company may not prepay the Note prior to the Maturity Date without the consent of the Investor. Upon and for a period of thirty (30) days after the consummation of a change of control, each Investor may elect to accelerate the repayment of all unpaid principal and accrued and unpaid interest under the Note.

Amendment
Each Note may only be amended by the written consent of the Company and the applicable Investor; provided that any such amendment must also be offered to the other holders of the Notes on the same terms and conditions.

TERMS OF WARRANTS

Warrant Coverage
Concurrently with the issuance of a Note, each Investor shall be entitled to receive a warrant that will entitle the Investor to purchase such number of shares of Company Common Stock equal to the original principal amount of the Note purchased by the Investor.

Warrant Exercise Price
Warrants shall be exercisable for shares of Company Common Stock at a per share purchase price equal to the greater of (x) $1.50 and (y) the last closing bid price of a share of Company common stock as reported on the NASDAQ Capital Market at the time of the Investor’s execution of a counterpart to this term sheet (the “Applicable Warrant Exercise Price”). The Warrants may be exercised on a cashless basis.

Warrant Term	Five (5) years. Exercisable commencing on the day after the six-month anniversary of the date of grant.

Anti-Dilution
Structural anti-dilution (i.e., stock splits, stock dividends and distributions of cash or other assets to Company stockholders). For purposes of clarity, there will not be anti-dilution adjustments for dilutive issuances of equity securities or securities convertible into equity.

Change of Control
Upon and for a period of thirty (30) days following consummation of a Change of Control, the Investors shall have a right to put the Warrants to the Company (or its successor) at the Black-Scholes value of the Warrants calculated based on the 30-day weighted average trading price and 30-day volatility obtained from the HVT function on Bloomberg, in each case, determined as of the trading day immediately preceding the announcement of the Change of Control.

Amendment
Each Warrant may only be amended by written consent of the Company and the applicable Investor; provided, that, any such amendment must also be offered to the other holders of the Warrants on the same terms and conditions.

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